Exhibit 10.2

ADDENDUM TO
EMPLOYMENT AGREEMENT

THIS ADDENDUM TO EMPLOYMENT AGREEMENT (the "Addendum") is made and entered into as effective as of the 26th day of October, 2011 (the “Addendum Date”), by and between LENDER PROCESSING SERVICES, INC., a Delaware corporation (the "Company"), and Joseph M. Nackashi (the "Employee") for the purpose of modifying and amending certain terms of that Employment Agreement (the “Employment Agreement”), with an Effective Date of December 31, 2009, by and between Company and Employee, as more specifically set forth below. All capitalized terms that are not otherwise defined in this Addendum shall have the meanings attributed to them in the Employment Agreement. In consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:
1.Employment and Duties. Subject to the terms and conditions of this Agreement, the Company employs Employee to serve as its Executive Vice President and Chief Information Officer. Employee accepts such employment and agrees to undertake and discharge the duties, functions and responsibilities commensurate with the aforesaid position and such other duties and responsibilities as may be prescribed from time to time by Company’s Chief Operating Officer (the “COO”), to whom the Employee shall report, or the Chief Executive Officer or Board of Directors of the Company (the "Board"). Employee shall devote substantially all of his business time, attention and effort to the performance of his duties hereunder and shall not engage in any business, profession or occupation, for compensation or otherwise without the express written consent of the COO, CEO or Board, other than personal, personal investment, charitable, or civic activities or other matters that do not conflict with Employee’s duties.
2.    Term. The term of this Addendum (the “Addendum Term”) shall commence on the Addendum Date and shall continue through the Employment Term.
3.    Salary. During the Addendum Term, Section 4 of the Employment Agreement shall be disregarded and shall be replaced with the following:
4.    Salary. During the Addendum Term, Company shall pay Employee an annual base salary, before deducting all applicable withholdings, of no less than $500,000 per year, payable at the time and in the manner dictated by Company's standard payroll policies. Such minimum annual base salary may be periodically reviewed and increased (but not decreased without Employee's express written consent) at the discretion of the COO, CEO, Board or Compensation Committee of the Board (the "Committee") to reflect, among other matters, cost of living increases and performance results (such annual base salary, including any increases pursuant to this Section 4, the "Annual Base Salary").
1.    Other Compensation and Fringe Benefits. During the Addendum Term, Section 5 of the Employment Agreement titled “Other Compensation and Fringe Benefits” shall be disregarded and, in addition to any executive bonus, pension, deferred compensation and long-term incentive plans which Company or an affiliate of Company may from time to time make available to Employee, Employee shall be entitled to the following during the Addendum Term:

(a)	the standard Company benefits enjoyed by Company's other top executives as a group;

(b)	medical and other insurance coverage (for Employee and any covered dependents) provided by Company to its other top executives as a group;

(c)	supplemental disability insurance sufficient to provide two-thirds of Employee's pre-disability Annual Base Salary;

(d)
an annual incentive bonus opportunity under Company's annual incentive plan ("Annual Bonus Plan") with such opportunity to be earned based upon attainment of performance objectives established by the Board or Committee ("Annual Bonus"). Employee's target Annual Bonus under the Annual Bonus Plan shall be no less than 100% of Employee's Annual Base Salary, with a maximum of up to 200% of Employee’s Annual Base Salary (collectively, the target and maximum are referred to as the “Annual Bonus Opportunity”). Employee's Annual Bonus Opportunity may be periodically reviewed and increased (but not decreased without Employee's express written consent) at the discretion of the Committee, Board, CEO or COO. The Annual Bonus shall be paid no later than the March 15th first following the calendar year to which the Annual Bonus relates;

(e)
a retention incentive opportunity in an aggregate amount of $1,500,000 (the “Retention Incentive”), to be paid in cash, of which $500,000 shall be earned and payable to the Employee on or before October 31, 2013 if, and only if, the Employee continues to be employed by Company on September 30, 2013, and the remaining $1,000,000 shall be earned and payable to the Employee on or before October 31, 2014 if, and only if, the Employee continues to be employed by Company on September 30, 2014. Notwithstanding the foregoing, the Retention Incentive, or any portion thereof that remains unpaid, shall immediately vest upon a Change in Control as defined in this Agreement, and shall be paid within thirty (30) days of the Change in Control; and

(f)	participation in equity awards made under the Omnibus Plan, as approved by the Compensation Committee of Company’s Board of Directors.
2.    Vacation. During the Addendum Term, Section 6 of the Employment Agreement titled “Vacation” shall be disregarded and shall be replaced with the following:
6.    Vacation. For and during each calendar year within the Employment Term, Employee shall be entitled to reasonable paid vacation periods consistent with Employee’s position and in accordance with Company's standard policies, or as the COO, CEO, Board or Committee may approve. In addition, Employee shall be entitled to such holidays consistent with Company's standard policies or as the COO, CEO, Board or Committee may approve.
3.    During the Addendum Term, Section 12 of the Employment Agreement titled “Non-Competition” shall be deleted in its entirety and shall be replaced with the following:
12.    Non-Competition.

(a)
During Employment Term. Employee agrees that, during the Employment Term, he will devote such business time, attention and energies reasonably necessary to the diligent and faithful performance of the services to Company and its affiliates, and he will not engage in any way whatsoever, directly or indirectly, in any business that is a direct competitor with Company's or its affiliates' principal business, nor solicit customers, suppliers or employees of Company or affiliates on behalf of, or in any other manner work for or assist any business which is a direct competitor with Company's or its affiliates' principal business. In addition, during the Employment Term, Employee will undertake no planning for or organization of any business activity competitive with the work he performs as an employee of Company, and Employee will not combine or conspire with any other employee of Company or any other person for the purpose of organizing any such competitive business activity.

(b)
After Employment Term. The parties acknowledge that Employee will acquire substantial knowledge and information concerning the business of Company and its affiliates as a result of his employment. The parties further acknowledge that the scope of business in which Company and its affiliates are engaged as of the Effective Date is national and very competitive and one in which few companies can successfully compete. Competition by Employee in that business after the Employment Term would severely injure Company and its affiliates. Accordingly, for a period of one (1) year after Employee's employment terminates for any reason whatsoever, except as otherwise stated herein below, Employee agrees: (1) not to become an employee, consultant, advisor, principal, partner or substantial shareholder of any firm or business that directly competes with Company or its affiliates in their principal products and markets; and (2), on behalf of any such competitive firm or business, not to solicit any person or business that was at the time of such termination and remains a customer or prospective customer, a supplier or prospective supplier, or an employee of Company or an affiliate. Notwithstanding any of the foregoing provisions to the contrary, Employee shall not be subject to any of the restrictions set forth in this Subsection 12(b) if Employee's employment is terminated as a result of

Company's unwillingness to extend the Employment Term.
4.    Incorporation by Reference. This Addendum is entered into between the parties for the purpose of amending certain terms of the Employment Agreement during the term of this Addendum, and is hereby incorporated therein and made a part thereof during the Addendum Term. Unless specifically stated otherwise herein, all terms of the Employment Agreement other than those specifically modified by this Addendum shall remain in full force and effect during the Addendum Term.
IN WITNESS WHEREOF the parties have executed this Addendum to be effective as of the date first set forth above.

LENDER PROCESSING SERVICES, INC. By: /s/ Hugh R. Harris Name: Hugh R. Harris Its: President and Chief Executive Officer
JOSEPH M. NACKASHI /s/ Joseph M. Nackashi